     EXHIBIT 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE
IT IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”) is entered into as of April 5, 2020 (the “Effective Date”), by and between WOLFGANG H. DANGEL, an individual residing in Sarasota County, Florida (“Dangel”), and HELIOS TECHNOLOGIES, INC. (together with its subsidiaries, the “Company”), a Florida corporation.

W I T N E S E T H:

WHEREAS, the Board of Directors has determined that Dangel will be separated from the Company pursuant to an Involuntary Termination of Employment as defined by Section 4 of the Executive Officer Severance Agreement dated June 14, 2019 (“Severance Agreement”); and

WHEREAS, the Company and Dangel have agreed upon the terms for an orderly transition and the continuation of certain services by Dangel, as hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, Dangel and the Company (individually, each a “Party” and collectively, the “Parties”), intending to be legally bound hereby, agree as follows:

1.Separation from Service.

a.On the Effective Date, Dangel’s employment shall terminate as the President and Chief Executive Officer of the Company and Dangel shall submit to the Company’s Secretary his resignation, in the form provided by the Company, from all positions with the Company and its Affiliates, including as a Director of the Company and Faster S.r.l.

b.As required by Section 3(b) of the Severance Agreement, promptly after the Effective Date, Dangel shall return to the Company all copies, whether in written, electronic or other form or media, of the Company’s Proprietary Information, or destroy (at Dangel’s option) all such copies and promptly confirm in writing to the Company that such Proprietary Information has been destroyed. In addition, Dangel shall also return or destroy (at Dangel’s option) all copies of any notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials prepared by or for Dangel that contain, are based on, or otherwise reflect or are derived from, in whole or in part, the Company’s Proprietary Information, and promptly confirm in writing to the Company that such copies have been destroyed. Additionally, promptly after the Effective Date, Dangel shall return to the Company all property belonging to the Company; provided that Dangel may retain his cellular phone and personal computer after the Company has been provided the opportunity to delete all data contained on such devices.

c.Promptly after the Effective Date and in any event within five business days following the Effective Date, Dangel shall provide to the CFO and Chairman of the Board of Directors (“Board”) of the Company a detailed summary of all active discussions in which he has engaged regarding potential merger and acquisition transactions and/or any other confidential business projects involving the Company or its Affiliates, which summary shall include the status of such discussions and the names and contact information for each party involved in such discussions. Such summary shall be deemed a required eligibility matter as defined by Section 3(a) of the Severance Agreement.

2.Transition Period. From the Effective Date until the first anniversary thereof, Dangel shall perform transition services as requested by the Company’s Board or its Chief Executive Officer. Without limiting the foregoing, during such one-year period, Dangel shall cooperate with the Company in the transition of his responsibilities to other officers and shall undertake all actions in connection therewith reasonably requested by the Company. The Parties agree that such services shall be nominal and primarily require information exchanges, introductions to third parties and responses to other requests that can generally be handled remotely by Dangel. Dangel agrees and covenants that, he shall, to the extent reasonably requested in writing by the Company, cooperate in good faith with and assist the Company in the pursuit or defense of any claim, administrative charge, or cause of action by or against the Company or any of its subsidiaries or affiliates as to which Dangel, by virtue of his employment with the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Dangel for his reasonable out-of-pocket expenses in complying with this Section.

a.Compensation. Upon receipt of Dangel’s resignations as required by Section 1(a), and subject to the terms of this Agreement, including but not limited to the satisfaction of the requirements in Section 3, the Company shall be obligated to timely pay all compensation and benefits as outlined in Paragraph 5 of the Severance Agreement and as further set forth in Exhibit A attached hereto and incorporated by reference herein. The Severance Agreement is attached hereto as Exhibit B and incorporated by reference herein. In the event the company intends to cease any payments to Dangel under this Agreement, the Company shall inform Dangel of such intent and provide Dangel seven (7) calendar days to cure any breach that would result in the Company suspending any payments under the Agreement. The Company shall have all rights and remedies available to it in the event Dangel fails to cure within the seven (7) day period.

3.Restrictive and Other Affirmative Covenants.

a.Dangel acknowledges and reaffirms the restrictive covenants set forth in the Restricted Stock Unit Agreements dated February 22, 2019, and February 28, 2020 (“RSU Agreements”) which shall remain in full force and effect. Further, Dangel reaffirms all obligations related to the nondisclosure of confidential and proprietary information as set forth in the RSU Agreements and in the August 18, 2017, Confidentiality and Non-Disclosure Agreement. For the avoidance of doubt, the Restricted Period as defined in the RSU Agreements shall commence on April 5, 2020, and terminate on April 4, 2021.

b.Dangel agrees that he will not, for the Restrictive Period, individually or in conjunction with others, directly or indirectly, unless specifically agreed to in writing by the Company, and as agreed by the Company and Dangel, whether on a full-time or on a part-time basis, whether as an officer, director, proprietor, employee, partner, independent contractor, investor (other than as a holder of less than five percent (5%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise, provide services for any of the following entities; for the avoidance of doubt, the Restricted Period shall commence on April 5, 2020, and end on April 4, 2021:  [***]

c.Additionally, during the Restricted Period as defined in the RSU Agreements Dangel shall not, and Dangel shall cause his associates (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended to date (the “Exchange Act”)) and any group (as defined below) of which Dangel or any of his associates is a member not to, unless expressly requested in writing, in advance, by the Board, directly or indirectly, in any manner whatsoever:

i.

announce an intention to acquire, offer or propose to acquire, solicit an offer to sell or donate or agree to acquire, or enter into any arrangement or undertaking to acquire, directly or indirectly, by purchase, gift or otherwise, record or direct or indirect beneficial ownership interest in greater than 1% of any class of securities or any material assets of the Company or any of its Affiliates or any direct or indirect rights, warrants or options to acquire record or direct or indirect beneficial ownership of greater than 1% of any class of securities or assets of the Company or any of its Affiliates;

ii.

make, effect, initiate, cause or participate in any take-over bid, tender offer, exchange offer, merger, consolidation, business combination, recapitalization, restructuring, liquidation, dissolution, or other extraordinary transaction involving the Company or any Affiliate of the Company, or involving any securities or assets of the Company or any of its Affiliates;

iii.

solicit, make, effect, initiate, cause or, in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are defined in the proxy rules of the Securities and Exchange Commission (“SEC”) promulgated pursuant to Section 14 of the Exchange Act) or consents from any holders of any securities of the Company or any of its Affiliates;

iv.

call or seek to have called any meeting of the shareholders of the Company or any Affiliate thereof or act, alone or in concert with others, to advise or influence in any manner whatsoever, any person or entity with respect to the Company or any Affiliate thereof;

v.

form, join or participate in, or otherwise encourage the formation of, any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the record or beneficial ownership of any securities of the Company or any Affiliate thereof;

vi.	arrange, facilitate, or in any way participate, directly or indirectly, in any financing for the purchase of any securities or assets of the Company or any of its Affiliates;
vii.

(A) act, directly or indirectly, to seek to control, advise, direct or influence the management, Board (including any individual members thereof), shareholders, policies or affairs of the Company or any Affiliate thereof; (B) solicit, propose, seek to effect or negotiate with any other person with respect to any form of business combination transaction involving the Company or any of its Affiliates or any take-over bid, merger, consolidation, recapitalization, restructuring, liquidation, dissolution, or other extraordinary transaction involving the Company or any of its Affiliates; (C) solicit, make or propose to negotiate with any other person with respect to or announce an intention to make, any tender offer or exchange offer for any securities of the Company or any of its Affiliates; or (D) disclose an intent, purpose, plan or proposal with respect to the Company or any Affiliate thereof, or any securities or assets of the Company or any Affiliates thereof, inconsistent with the provisions of this Agreement, including, without limitation, any intent, purpose or plan that requires the Company to waive the benefit of or amend any provision of this Agreement;

viii.

initiate, propose, or otherwise solicit shareholders for the approval of, any shareholder proposals with respect to the Company or any Affiliate thereof, or directly or indirectly induce or attempt to induce any other person to initiate any such shareholder proposal;

ix.	enter into any agreement, understanding, arrangement or trust with any person with respect to the holding, voting or disposition of any securities of the Company or any Affiliate thereof;
x.	seek election to or seek to place a representative or observer on the Board or any Affiliate thereof, or seek the removal of any member of the Board or any Affiliate thereof;
xi.	take any action which might require the Company to make a public announcement regarding any of the types of matters set forth in clauses (i) through (x) of this Section 3(c);
xii.

agree or offer to take, or encourage or propose (publicly or privately) the taking of, or announce an intention to take, any action referred to in clauses (i) through (xi), inclusive, of this Section 3(c); or

xiii.

assist, induce or encourage, or enter into discussions, negotiations, arrangements or understandings with, any person to take any action of the type referred to in clauses (i) through (xii), inclusive, of this Section 3(c).

For purposes of this Agreement and the General Release in the form of Exhibit C attached hereto (x) the term “Affiliate” means any Person that directly or indirectly Controls, is Controlled by, or is under common Control with the Company, (y) the term “Control” or any derivation thereof, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, by contract or otherwise and (z) the term “Person” means an individual, corporation, limited partnership, limited liability company, joint venture, trust, estate, unincorporated organization, association or other entity.

4.Independent Obligations. It is understood by and between the Parties hereto that the foregoing covenants by Dangel contained in Section 3 of this Agreement shall be construed to be agreements independent of any other element of Dangel’s employment with the Company. The existence of any claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the Parties shall not constitute a defense to the enforcement of the covenants in this Agreement against Dangel, and the Company’s breach of any term of this Agreement or any other obligation does not waive or release Dangel from the restrictions contained in Section 3.

5.Remedies.

a.Dangel acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Section 3 herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach by Dangel of any of the provisions of Section 3, Dangel agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, the Company, without posting any bond, shall be entitled to obtain, and Dangel agrees not to oppose the Company’s request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

b.Notwithstanding anything to the contrary, in addition to other remedies described in this Agreement, if at any time Dangel breaches Section 3, the Company may cease making that payments contemplated by Section 2(a) that remain unpaid and Dangel shall promptly refund to the Company all amounts previously paid to Dangel pursuant to Section 2.

c.Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach. The Company agrees to provide Dangel with written notice of any alleged breach and, in the event Dangel is unable to cure any alleged breach within seven (7) calendar days, the Company shall have all rights and remedies available to it with respect to the alleged breach.

d.Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

6.General Release. On the Effective Date, Dangel shall execute and return to the Company a General Release in the form of Exhibit C attached hereto and incorporated herein by reference.

7.Indemnification Agreement. The Indemnification Agreement between the Company and Dangel dated as of June 8, 2009, shall survive the entry of this Agreement and, pursuant to Section 16 of the Indemnification Agreement, the Indemnification Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer or director of the Company or of any other enterprise at the Company’s request.

8.Press Release. On or promptly after the Effective Date, and in any event within four business days of the Effective Date, the Parties agree that the Company shall issue the press release attached hereto as Exhibit D and Dangel acknowledges the Company’s obligation to disclose his termination of employment by filing a Form 8-K with the SEC within such four-day period, and Dangel agrees to such filing and disclosure. Furthermore, Dangel acknowledges that the Company is required to file a copy of this Agreement with the SEC and make disclosure of its terms in accordance with the regulations of the SEC, and Dangel agrees to such filing and disclosure.

9.Non-Disparagement. Except as otherwise required by law, (i) Dangel shall not make, publish, or disseminate any derogatory statements or comments about the Company or any of its Affiliates, or any of their past or present officers, directors, employees, vendors, partners, suppliers or customers, or take any action which a reasonable person would expect would impair the good will, business reputation, or good name of any of them; and (ii) the Board of Directors and the Company’s Section 16 officers shall not make, publish, or disseminate any derogatory statements or comments about Dangel, or take any action which a reasonable person would expect would impair his good will, business reputation, or good name.

10.Assumption of Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree in writing to perform this Agreement. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and, provided that Dangel has complied with and is not in breach of his obligations under this Agreement, (i) Dangel shall be entitled to immediate payment in an amount equal to the amounts that remain unpaid pursuant to Section 2(a). As used in this Section 10, “Company” shall mean the Company as herein above defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise; and the date on which any such succession becomes effective shall be deemed to be the date on which Dangel shall receive the compensation and benefits described herein from the Company.

11.Waiver. Unless agreed in writing, the failure of either Party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either Party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

12.Mediation and Arbitration.

a.Mediation. Except as provided in Section 5, if there is any dispute or disagreement between the Parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement or any other agreement entered into in connection herewith (a “Dispute”), then the Parties shall attempt in good faith to resolve their dispute through mediation (“Mediation”) in Sarasota County, Florida, before a single mediator selected by the Party asserting the claim, subject to the reasonable consent of the Party against whom the claim is asserted. The Company shall be represented at the Mediation by an officer of the Company with full authority to agree to the resolution of the dispute. Florida law shall be used for purposes of determining the obligations of the Parties and interpreting this Agreement at the Mediation. The mediator’s fees, and any costs and expenses of the mediator, shall be borne equally by the Company and Dangel. All negotiations pursuant to this Section 12 shall be considered confidential settlement discussions, and neither Party may offer into evidence, mention or otherwise use statements made in connection with such negotiations in any subsequent alternative dispute resolution proceeding or litigation. If, after the thirtieth (30th) day after the above-referenced meeting to resolve the Dispute, either Dangel or the Company believes that the Dispute cannot be resolved through negotiation, then such Party may submit the Dispute to arbitration under Section 12(b) by filing a request for arbitration with the American Arbitration Association, or such other nationally recognized alternative dispute resolution firm upon which Dangel and the Company mutually agree in writing (the “ADR Firm”), and delivering a copy of such request for arbitration to the other.

b.Arbitration.

i.

Rules. Any Dispute that is not resolved by negotiation shall exclusively be resolved by binding arbitration administered by the ADR Firm under the Commercial Arbitration Rules of the ADR Firm in effect as of the date hereof (the “Arbitration Rules”), except to the extent otherwise expressly set forth in this Section 12. All proceedings related to such arbitration shall be held in Sarasota, Florida, unless the Parties otherwise agree in writing.

ii.

Arbitrators. The arbitration proceedings shall be conducted by a single arbitrator (the “Arbitrator”), whom shall be an attorney experienced in commercial disputes. If the Parties cannot agree upon the identity of the arbitrator within ten (10) business days after the date on which a request for arbitration is filed with the ADR Firm, then the arbitrator shall be selected by the ADR Firm in accordance with the Arbitration Rules. If the Parties disagree as to whether an arbitrator meets the criteria for arbitrators under this Section 12, then the ADR Firm shall determine whether such criteria are met.

iii.

Procedures; No Appeal. The Arbitrator shall allow such discovery as it determines appropriate under the circumstances and shall resolve the Dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the Arbitrator. The Arbitrator shall give the Parties written notice of the decision, with the legal and factual reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any Party so requests within ten (10) days after the decision. Thereafter, the decision of the Arbitrator shall be final, binding and nonappealable with respect to all Parties, including Parties who failed or refused to participate in the arbitration process.

iv.

Entry of Judgment. Judgment upon the decision and award rendered by the Arbitrator may be entered in any court of competent jurisdiction. Each Party agrees to take or cause to be taken all actions necessary to implement the decision and award rendered by the ADR Firm.

v.	Confidentiality. All proceedings under this Section 12 and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all Parties and by the ADR Firm.
vi.	Equitable Relief. The Company may, in its discretion, apply to a court of competent jurisdiction for equitable relief as contemplated by Section 5, including to enforce the provisions of Section 3.

c.Nothing in this Agreement is intended to prevent Dangel from defending himself in a lawsuit brought against him.

13.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision, or part thereof, of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, rule, public policy or court determination in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of Section 3 hereof is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the scope or duration of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

14.Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

15.Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand, (b) when received by the addressee if sent by a nationally recognized overnight courier, (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

If to Dangel:	Wolfgang Dangel 800 North Tamiami Trail Unit 717 at The Alinari Sarasota, Florida 34236

With a copy to:

James T. Drakeley, Esq.

Spencer Fane LLP

5700 Granite Parkway, Suite 650

Plano, Texas 75024

If to the Company:	Helios Technologies, Inc.

1500 West University Parkway

Sarasota, Florida 34243

Attention: Melanie Nealis, Esq.

Chief Legal and Compliance Officer

16.General Terms and Conditions. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same agreement. Electronic or facsimile copies of this Agreement fully executed shall be deemed an original for all purposes, and the Parties waive the “best evidence” rule or any similar law or rule in any proceeding in which this Agreement shall be presented as evidence. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without regard to its conflicts of laws provision. If any legal action or proceeding is commenced to enforce the terms, policies, representations or warranties herein, the prevailing Party shall be entitled to recover its attorneys’ fees and costs from the other Party. The U.S. District for the Middle District of Florida, or if such court lacks jurisdiction, the Twelfth Judicial Circuit (or its successor) in and for Sarasota County Florida, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof. This Agreement may not be changed, altered, modified or amended except in writing signed by both Parties. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

17.Older Workers’ Benefit Protection Act Provisions. In accordance with the requirements of the Older Workers’ Benefits Protection Act, Dangel expressly acknowledges the following:

a.Consideration. The consideration provided pursuant to this Agreement is in addition to any consideration that he would otherwise be entitled.

b.Independent Legal Counsel. Dangel has been advised and encouraged to consult with an attorney before signing this Agreement. Dangel acknowledges that if he desired to, Dangel had an adequate opportunity to do so.

c.Consideration Period. Dangel has 21 calendar days from the date the original Agreement was given to him, April 5, 2020, to consider this Agreement before signing it. The 21 day period expires on April 26, 2020. Dangel may use as much or as little of this 21 day period as Dangel wishes before signing. If Dangel does not sign and return this Agreement within this 21 day period, it shall not become effective or enforceable and Dangel shall not receive all of the benefits described in this Agreement.

d.Revocation Period and Effective Date. Dangel has seven (7) calendar days after signing this Agreement to revoke it. To revoke this Agreement after signing it, Dangel must deliver a written notice of revocation to the Company before the seven (7) day period expires. This Agreement shall not become effective until the eighth (8th) calendar day after Dangel signs it (“Revocation Expiration Date”). If Dangel revokes this Agreement, it shall not become effective or enforceable and Dangel shall not receive the benefits described in this Agreement.

[Remainder of this page intentionally left blank; signatures to follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date and year first above written.

HELIOS TECHNOLOGIES, INC.
/s/ Wolfgang Dangel_____________	By: /s/ Philippe Lemaitre_____________
WOLFGANG H. DANGEL	Philippe Lemaitre, Chairman of the Board